Final Term Sheet
September 7, 2011
Filed Pursuant to Rule 433
Registration Statement No. 333-173760
TIME WARNER CABLE INC.
$1,250,000,000
5.500% Debentures Due 2041
FINAL TERM SHEET
Dated: September 7, 2011

Issuer:	Time Warner Cable Inc. (the “Issuer”)

Guarantors:	Time Warner Entertainment Company, L.P. TW NY Cable Holding Inc.

Security:	5.500% Debentures Due 2041

Size:	$1,250,000,000

Maturity:	September 1, 2041

Coupon (Interest Rate):	5.500%

Yield to Maturity:	5.624%

Spread to Benchmark Treasury:	T + 232 basis points

Benchmark Treasury:	4.375% due May 15, 2041

Benchmark Treasury Price and Yield:	Price: 120-05 Yield: 3.304%

Interest Payment Dates:	September 1 and March 1 of each year, beginning on March 1, 2012

Redemption Provisions:

Make-Whole Call:	Greater of 100% or T+35 bps (at any time prior to March 1, 2041).

Par Call:	At any time on or after March 1, 2041.

Price to Public:	98.216%

Settlement Date:	September 12, 2011

Ratings*:	Baa2 by Moody’s Investors Service, Inc. BBB by Standard & Poor’s Rating Services BBB by Fitch, Inc.

Joint Book-Running Managers:	Goldman, Sachs & Co. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Mizuho Securities USA Inc. Wells Fargo Securities, LLC

Senior Co-Managers:	Barclays Capital Inc.
BNP Paribas Securities Corp.
Mitsubishi UFJ Securities (USA), Inc.
Citigroup Global Markets Inc.
Credit Agricole Securities (USA) Inc.
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
Morgan Stanley & Co. LLC
RBC Capital Markets, LLC
RBS Securities Inc.
SMBC Nikko Capital Markets Limited
UBS Securities LLC
U.S. Bancorp Investments, Inc.

Co-Managers:	BBVA Securities Inc. BNY Mellon Capital Markets, LLC Lebenthal & Co., LLC Lloyds Securities Inc. Loop Capital Markets LLC The Williams Capital Group, L.P.

CUSIP / ISIN Number:	88732JBB3/US88732JBB35
*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free Goldman, Sachs & Co. at 1-866-471-2526, J.P. Morgan Securities LLC at 1-212-834-4533 or Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322.